   As filed with the Securities and Exchange Commission on November 24, 1997
                                                  Registration No. 333-[_______]

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FIRSTPLUS FINANCIAL GROUP, INC.
            (Exact name of registrant as specified in its charter)

                 NEVADA                               75-2561085
    (State or other jurisdiction of         (I.R.S. Employer Identification
     incorporation or organization)                     Number)

                                                RONALD M BENDALIN, ESQ.
                                                    GENERAL COUNSEL
        1600 VICEROY, 8TH FLOOR                 1600 VICEROY, 8TH FLOOR
          DALLAS, TEXAS  75238                   DALLAS, TEXAS  75238
             (214) 599-6400                         (214) 599-6400
  (Name, address, including zip code,     (Name, address, including zip code,
  and telephone number, including area   and telephone number, including area
    code, of registrant's principal         code, of registrant's agent for
           executive offices)                          service)


                                   Copies to:

                            RONALD J. FRAPPIER, ESQ.
                              JENKENS & GILCHRIST,
                           A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS  75202
                                 (214) 855-4500

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC
            From time to time to time after the effective date of
                          this Registration Statement.


    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. /X/

                             ---------------------
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------
    Title of each class of        Proposed Maximum aggregate        Amount of
 Securities to be registered           offering price           registration fee
--------------------------------------------------------------------------------
 Common Stock, Preferred Stock          $400,000,000                $121,213
 and Debt Securities
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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                 Subject to Completion dated November 24, 1997

PROSPECTUS
                                 $400,000,000

                        FIRSTPLUS FINANCIAL GROUP, INC.
               COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES

    FIRSTPLUS Financial Group, Inc. (the "Company") may offer from time to time, together or separately, (i) shares of its Common Stock, $.01 par value per share ("Common Stock"), (ii) shares of its preferred stock, $1.00 par value per share ("Preferred Stock") and (iii) its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities") (the Common Stock, the Preferred Stock and the Debt Securities are collectively referred to herein as the "Securities"), in amounts, at prices and on terms to be determined at the time of the offering thereof. The Subordinated Debt Securities and Preferred Stock may be convertible or exchangeable into other series of Debt Securities or shares of Common Stock. The Securities offered pursuant to this Prospectus by the Company may be issued in one or more series or issuances, the aggregate offering price of which will not exceed $400,000,000 (or the equivalent thereof if the Debt Securities are denominated in one or more foreign currencies or foreign currency units).

    The specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities"), will be set forth in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered and whether such shares will be offered by the Company, (ii) in the case of Preferred Stock, the specific designation, the aggregate number of shares offered, the dividend rate (or method of calculation thereof), the dividend period and dividend payment dates, whether such dividends will be cumulative or noncumulative, the liquidation preference, the voting rights, if any, any terms for optional or mandatory redemption, any terms for conversion or exchange into other series of Debt Securities or Common Stock and any other special terms and (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the ranking as Senior Debt Securities or Subordinated Debt Securities, the authorized denominations, the maturity, any premium, rate or method of calculation of interest and dates for payment thereof, any terms for optional or mandatory redemption, any sinking fund provisions, any terms for conversion or exchange into other series of Debt Securities or Common Stock and any other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company.

    The Company may sell the Securities (i) through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities, the public offering price or purchase price thereof, any applicable commissions or discounts, any other terms of the offering of such Securities and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement.

                             ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS IS                     , 1997
                                         --------------------

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Copies of the Registration Statement, and exhibits thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web Site that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents or portions thereof filed by the Company are hereby incorporated by reference in this Prospectus:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

    (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.

    (iii) the Company's Current Report on Form 8-K filed with the Commission on December 19, 1996; and

    (iv) the description of the Common Stock set forth in the Registration Statement on Form 8-A, dated January 15, 1996, filed with the Commission, including any amendment or report filed for the purpose of updating such description.

    In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS AND SCHEDULES TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS OR SCHEDULES ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO RONALD M BENDALIN, GENERAL COUNSEL, FIRSTPLUS FINANCIAL GROUP, INC., 1600 VICEROY, 8TH FLOOR, DALLAS, TEXAS 75235, OR BY TELEPHONE AT (214) 599-6400.

                                  THE COMPANY

    The Company is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables, substantially all of which are debt consolidation or home improvement loans secured primarily by second liens on real property. The Company offers uninsured home improvement and uninsured debt consolidation loans ("Conventional Loans") and to a lesser extent partially insured Title I home improvement loans ("Title I Loans"). Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs under the Title I credit insurance program (the "Title I Program") administered by the Department of Housing and Urban Development ("HUD") of the Federal Housing Administration (the "FHA"). The Company sells substantially all of its Conventional Loans and Title I Loans that meet its securitization parameters (collectively, the Company's "strategic loans") primarily through its securitization program and retains rights to service these loans.

    The Company relies principally on the creditworthiness of the borrower for repayment of Conventional Loans. The Company's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values. The Company uses its own credit evaluation criteria to classify its applicants as "A+" through "D" credits. The Company currently makes loans only to borrowers it classifies as "C+" or better for Conventional Loans and "C" or better for Title I Loans. The Company's credit evaluation criteria include, as a significant component, the credit evaluation scoring methodology developed by Fair, Isaac and Company ("FICO"), a consulting firm specializing in creating default-predictive models through scoring mechanisms.

    The Company's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. The Company's correspondent lenders originate Conventional and Title I Loans using the Company's underwriting criteria and sell these loans to the Company. During fiscal 1995 and 1996 and the first nine months of fiscal 1997, the Company originated loans through correspondent lenders ("Correspondent Loans") of $81.9 million, $1.0 billion and $2.1 billion, respectively, representing 68.5%, 93.9% and 81.8%, respectively, of the Company's originations of strategic loans during such periods (excluding purchases of bulk loans).

    In early 1996, the Company expanded its efforts to originate loans directly to qualified homeowners ("Direct Loans"). The Company originates Direct Loans through television, radio and direct mail advertising campaigns and referrals from independent home improvement contractors. The Company is pursuing a strategy to increase its Direct Loan originations because the Company believes that Direct Loans should prove to be more profitable and allow the Company to have better control over the quality and size of the Company's production.

    The Company sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. The Company earns servicing fees on a monthly basis ranging from 0.75% to 1.00% on the loans it services in the various securitization pools. At June 30, 1997, the principal amount of strategic loans serviced by the Company (the "Serviced Loan Portfolio") was $3.6 billion. The Serviced Loan Portfolio includes strategic loans held for sale and strategic loans that have been securitized and are serviced by the Company (including $56.1 million of loans subserviced by a third party).

    The Company is a Nevada corporation that was formed in October 1994 to combine the operations of SFA: State Financial Acceptance Corporation ("SFA"), a home improvement lender formed in January 1990, and FIRSTPLUS Financial, Inc., formerly Remodelers National Funding Corporation ("FIRSTPLUS Financial"), an approved Title I home improvement lender formed in April 1986 (the "Combination"). The Company's principal offices are located at 1600 Viceroy, 8th Floor, Dallas, Texas 75235, and its telephone number is (214) 599-6400.

                               RATIOS OF EARNINGS

    The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the Company for the nine months ended June 30, 1997 and June 30, 1996 and for each of the years in the four-year period ended September 30, 1996.

    The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings by the combination of fixed charges and preferred stock dividends. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on all indebtedness and the portion of rental expense considered to be representative of interest. Preferred stock includes all types of preferred and preference stocks.

                            Nine Months
                           Ended June 30,         Year Ended September 30,
                          ----------------     -------------------------------
                          1997(1)     1996     1996     1995     1994     1993
                          ------      ----     ----     ----     ----     ----
RATIO OF EARNINGS
TO FIXED CHARGES......... 3.17x       4.51x    4.03x    4.43x    4.83x   65.96x

RATIO OF EARNINGS
TO COMBINED FIXED
CHARGES AND
PREFERRED STOCK
DIVIDENDS................ 3.17x       4.32x    3.94x    4.37x    4.45x   45.27x

------------
1. No preferred stock dividends were paid in the nine months ended
   June 30, 1997.


                                USE OF PROCEEDS

   Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes.

                           DESCRIPTION OF SECURITIES

GENERAL

    The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Securities.

COMMON STOCK

    The Company has 25,000,000 shares of authorized Non-Voting Common Stock, par value $0.01 per share ("Non-Voting Common Stock"), and 100,000,000 shares of authorized voting Common Stock, par value $0.01 per share ("Common Stock").

    The rights of the holders of Non-Voting Common Stock and the holders of Common Stock are essentially identical, except that holders of Non-Voting Common Stock are not entitled to vote on any matters, except as otherwise required by Nevada law. As of October 31, 1997, there were 36,635,295 shares of Common Stock outstanding, which were held of record by 263 holders, and there were 690,695 shares of Non-Voting Common Stock outstanding, which were held of record by two holders. Holders of Common Stock and Non-Voting Common Stock are entitled to receive dividends when, as and if declared by the board of Directors from funds legally available therefor.

    Each share of Common Stock entitles the holder of record thereof to one vote. Holders of Non-Voting Common Stock are not entitled to vote, except as otherwise required by Nevada law. Cumulative voting for the election of directors is not permitted, which means that the holders of the majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by Nevada law, a majority vote is sufficient for any act of the stockholders. The holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights. The holders of Non-Voting Common Stock do not have any preemptive, subscription or redemption rights, but holders of Non-Voting Common Stock, other than certain original stockholders and any of its or their affiliates, generally have the right to exchange shares of Non-Voting Common Stock for an equivalent number of shares of Common Stock. In addition, under certain circumstances, the shares of Non-Voting Common Stock beneficially held by Bank One Capital Corporation and affiliates and Farm Bureau Life Insurance Company, Inc. are exchangeable for shares of Common Stock.

    Upon liquidation of the Company, subject to the rights of holders of any Preferred Stock outstanding, the holders of Common Stock and Non-Voting Common Stock are entitled to receive the Company's assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of Common Stock and Non-Voting Common Stock.

    All shares of Common Stock and Non-Voting Common Stock now outstanding are, and the shares of Common Stock to be outstanding upon the completion of the Offering will be, fully paid and non-assessable.

PREFERRED STOCK

    The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and the Articles of Amendment relating to each such series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

    GENERAL

    Under the Articles, the Board of Directors may, by resolution, and without further action of the stockholders of the Company, establish and issue one or more series of Preferred Stock having such relative rights, powers, preferences and limitations as the Board of Directors may determine.

    Any Preferred Stock offered hereby will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends will be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accrue; (5) any redemption or sinking fund provisions; (6) any terms by which such series of Preferred Stock may be convertible into or exchanged for Common Stock or Debt Securities and (7) any additional or other rights, preferences, privileges, limitations and restrictions relating to such series of Preferred Stock.

    The Company does not currently have any shares of Preferred Stock outstanding. The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock (the "Junior Stock") and on a parity with each other series of Preferred Stock offered hereby (the "Parity Stock").

    DIVIDEND RIGHTS

    Holders of the Preferred Stock may be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the applicable Prospectus Supplement.

    The Preferred Stock of each series will include customary provisions (1) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including, in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (2) providing for the pro rata payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

    RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of junior stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series are not paid in full, the holders of the Preferred Stock of such series will share ratably in any such distribution of assets of the Company in proration to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

    VOTING RIGHTS

    The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, when and if any such series is entitled to vote, each share in such series will be entitled to one vote.

DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Senior Debt Securities are to be issued under an indenture dated as of ____________________, 1997, as supplemented from time to time (the "Senior Indenture"), between the Company and ________________________, as Trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under an indenture dated as of ______________, 1997, as supplemented from time to time (the "Subordinated Indenture"), between the Company and _______________________, as Trustee (the "Subordinated Trustee"). The term "Trustee" as used herein shall refer to either the Senior Trustee or the Subordinated Trustee, as appropriate, for Senior Debt Securities or Subordinated Debt Securities. The Senior Indenture and the Subordinated Indenture (being referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA").

    The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions of certain terms therein and in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the applicable Indenture. Unless otherwise noted below, section references below are to both Indentures.

    The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), any modifications of or additions to the general terms of the Debt Securities as described herein that may be applicable in the case of the Offered Debt Securities and any applicable federal income tax considerations will be described in the Prospectus Supplement relating to the Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company (including the Senior Debt Securities) as described under "--Debt Securities--Subordination" below. The Debt Securities may be issued in one or more series. The respective Indentures provide that there is no limitation on the amount of debt securities that may be issued thereunder from time to time.

    The Company primarily conducts its operations through its Subsidiaries. The rights of the Company and its creditors, including the Holders of the Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the Subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary.

    The accompanying Prospectus Supplement will set forth the terms of the Offered Debt Securities, which may include the following:

      (1) The title of the Offered Debt Securities and whether they are Senior Debt Securities or Subordinated Debt Securities.

      (2) The aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of the Offered Debt Securities.

      (3) The percentage of the principal amount at which the Offered Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined.

      (4) The date or dates on which or periods during which the Offered Debt Securities may be issued, and the date or dates, or the method by which such date or dates will be determined, on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable.

      (5) The rate or rates at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest will be payable and, if the Offered Debt Securities are Registered Securities, the regular record dates, if any, for the interest payable on such interest payment dates, and, if the Offered Debt Securities are floating rate securities, the notice, if any, to Holders regarding the determination of interest and the manner of giving such notice.

      (6) The place or places where the principal of (and premium, if any) and interest on the Offered Debt Securities shall be payable; the extent to which, or the manner in which, any interest payable on any Global Note (as defined below) on an interest payment date will be paid, and the manner in which any principal of, or premium, if any, on, any Global Note will be paid.

      (7) The obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the Holder thereof and the period or periods within which, or the dates on which, the prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation.

      (8) The right, if any, of the Company to redeem the Offered Debt Securities at its option and the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which Offered Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise.

      (9) If the coin or currency in which the Offered Debt Securities shall be issuable is U.S. dollars, the denominations of the Offered Debt Securities if other than denominations of $1,000 and any integral multiple thereof.

     (10) Whether the Offered Debt Securities are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Offered Debt Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities that shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default.

     (11) Provisions, if any, for the defeasance of Offered Debt Securities or certain of the Company's obligations with respect to the Offered Debt Securities.

     (12) Whether the Offered Debt Securities are to be issued as Registered Securities or Bearer Securities or both, and, if Bearer Securities are issued, whether any interest coupons appertaining thereto ("Coupons") will be attached thereto, whether such Bearer Securities may be exchanged for Registered Securities and the circumstances under which, and the place or places at which, any such exchanges, if permitted, may be made.

     (13) Whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions; and, if any of the Offered Debt Securities are to be issued as Bearer Securities, the applicable procedures and certificates relating to the exchange of temporary Global Notes for definitive Bearer Securities.

     (14) If other than U.S. dollars, the currency, currencies or currency units (the term "currency" as used herein will include currency units) in which the Offered Debt Securities shall be denominated or in which payment of the principal of (and premium, if any) and interest on the Offered Debt Securities may be made, and particular provisions applicable thereto and, if applicable, the amount of Offered Debt Securities that entitles the Holder of an Offered Debt Security or its proxy to one vote for purposes of voting at a meeting of Holders of the Offered Debt Securities.

     (15) If the principal of (and premium, if any) or interest on the Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in a currency other than that in which the Debt Securities is denominated or payable without such election, in addition to or in lieu of the applicable provisions of the Indentures, the period or periods within which and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate or rates between the currency or currencies in which the Offered Debt Securities are denominated or payable without such election and the currency or currencies in which the Offered Debt Securities are to be paid if such election is made.

     (16)     The date as of which any Offered Debt Securities shall be dated.

     (17) If the amount of payments of principal of (and premium, if any) or interest on the Offered Debt Securities may be determined with reference to an index, including, but not limited to, an index based on a currency or currencies other than that in which the Offered Debt Securities are denominated or payable, or any other type of index, the manner in which such amounts shall be determined.

     (18) If the Offered Debt Securities are denominated or payable in foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on the Offered Debt Securities (including the currency or currencies of payment thereof).

     (19) The designation of the original Currency Determination Agent, if any.

     (20)     The applicable Overdue Rate, if any.

     (21) If the Offered Debt Securities do not bear interest, the applicable dates upon which the Company will furnish or cause to be furnished to the Trustee a list of the names and addresses of the Registered Holders of the Offered Debt Securities.

     (22) Any addition to, or modification or deletion of, any Events of Default or covenants provided for in the applicable Indenture with respect to the Offered Debt Securities.

     (23) If any of the Offered Debt Securities are to be issued as Bearer Securities, (x) whether interest in respect of any portion of a temporary Offered Debt Security in global form (representing all of the Outstanding Bearer Securities of the series) payable in respect of any interest payment date prior to the exchange of such temporary Offered Debt Security for definitive Offered Debt Securities shall be paid to any clearing organization with respect to the portion of such temporary Offered Debt Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the Persons entitled to interest payable on such interest payment date, (y) the terms upon which interests in such temporary Offered Debt Security in global form may be exchanged for interests in a permanent Global Note or for definitive Offered Debt Securities and the terms upon which interests in a permanent Global Note, if any, may be exchanged for definitive Offered Debt Securities and (z) the cities in which the Authorized Newspapers designated for the purposes of giving notices to Holders are published.

     (24) Whether the Offered Debt Securities shall be issued in whole or in part in the form of one or more Global Notes and, in such case, the depositary or any common depositary for such Global Notes; and if the Offered Debt Securities are issuable only as Registered Securities, the manner in which and the circumstances under which Global Notes representing Offered Debt Securities may be exchanged for Registered Securities in definitive form.

     (25) The designation, if any, of any depositaries, trustees (other than the applicable Trustee), paying agents, authenticating agents, security registrars (other than the applicable Trustee) or other agents with respect to the Offered Debt Securities.

     (26) If the Offered Debt Securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or upon satisfaction of certain conditions, the form and terms of such certificates, documents or conditions.

     (27) If the Offered Debt Securities are Subordinated Debt Securities, whether they will be convertible or exchangeable into another series of Debt Securities or shares of Common Stock and, if so, the terms and conditions, which may in addition to or in lieu of the provisions contained in the Subordinated Indenture, upon which such Offered Debt Securities will be so convertible or exchangeable, including the conversion or exchange price and the conversion or exchange period.

     (28) Any other terms of the Offered Debt Securities not specified in the Indenture under which such Offered Debt Securities are to be issued (which other terms shall not be inconsistent with the provisions of such Indenture).

    The Debt Securities may be issued in one or more series under the Indentures, in each case as authorized from time to time by the Board of Directors of the Company, or any committee thereof or any duly authorized officer or pursuant to any modification of an Indenture. (Section 3.01)

    In the event that Discount Securities are issued, the federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

    The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or its Subsidiaries. Reference is made to the accompanying Prospectus Supplement for information with respect to any deletions from, modifications of or additions, if any, to the Events of Default or covenants of the Company described below that are applicable to the Offered Debt Securities, including any addition of covenants or other provisions providing event risk or similar protection.

    All of the Debt Securities of a series need not be issued at the same time, and may vary as to denomination, interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series. (Section 3.01)

    DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. (Section 3.02) The Indentures also provide that Debt Securities of a series may be issuable in global form. See "--Debt Securities--Book-Entry Debt Securities." Unless otherwise indicated in the Prospectus Supplement, Bearer Securities (other than in global form) will have Coupons attached. (Section 2.01)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity and with like terms and conditions. If so specified in the Prospectus Supplement, at the option of the Holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the

Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto. (Section 3.05)

    Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange. (Section 3.05)

    Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities, including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities. (Section 3.05)

    Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

    The Company shall not be required to (i) register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or to (ii) register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 3.05)

    EVENTS OF DEFAULT

    Under the Indentures, "Event of Default" with respect to the Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest upon any Debt Security or any payment with respect to the Coupons, if any, of such series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series at its Maturity; (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series; (4) default in the performance, or breach of any covenant or warranty in the applicable Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the applicable Indenture specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of Debt Securities of a series other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied; (5) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (6) any other Event of Default provided with respect to Debt Securities of that series pursuant to the applicable Indenture. (Section 5.01)

    Each Indenture requires the Company to file with the applicable Trustee, annually, an officers' certificate as to the Company's compliance with all conditions and covenants under the applicable Indenture. (Section 12.02) Each Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers such withholding to be in the interest of the Holders of such series of Debt Securities to do so. (Section 6.02)

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or, if any Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the applicable Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount), plus accrued and unpaid interest (and premium, if any) shall become immediately due and payable. Upon payment of such amount in the currency in which such Debt Securities are denominated (except as otherwise provided in the applicable Indenture or specified in the Prospectus Supplement), all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate. (Section 5.02)

    Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders of Debt Securities of that series, unless such Holders shall have offered to the applicable Trustee reasonable indemnity against the expenses and liabilities that might be incurred by it in compliance with such request.
 (Section 5.07) Subject to such provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under such Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series provided that such direction does not conflict with law or with the applicable Indenture. (Section 5.12)

    At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, by written notice to the Company and the applicable Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the applicable Trustee a sum in the currency in which such Debt Securities are denominated (except as otherwise provided in the applicable Indenture or specified in the Prospectus Supplement) sufficient to pay (A) all overdue installments of interest on all Debt Securities or all overdue payments with respect to any Coupons of such series, (B) the principal of (and premium, if any, on) any Debt Securities of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities, (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on each Debt Security of such series or upon overdue payments on any Coupons of such series at a rate established for such series, and (D) all sums paid or advanced by the applicable Trustee and the reasonable compensation, expenses, disbursements and advances of the applicable Trustee, its agents and counsel; and (2) all Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of Debt Securities of such series that have become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable Indenture. No such rescission and waiver will affect any subsequent default or impair any right consequent thereon. (Section 5.02)

    MODIFICATION OR WAIVER

    Without prior notice to or consent of any Holders, the Company and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the applicable Indenture and in the Debt Securities and Coupons, if any, issued thereunder; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities and the Coupons, if any, appertaining thereto (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the applicable Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the applicable Indenture to such extent as shall be necessary to permit or facilitate the issuance thereunder of Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no Outstanding Debt Security issued thereunder or Coupon of any series created prior to such modification that is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Debt Securities issued thereunder; (7) to supplement any of the provisions of the applicable Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action will not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities issued under such Indenture or any related Coupons in any material respect; (8) to establish the form or terms of Debt Securities and Coupons, if any, as permitted by the applicable Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision in the applicable Indenture that may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the applicable Indenture and the Debt Securities issued thereunder and the TIA or to make any other provisions with respect to matters or questions arising under the applicable Indenture that will not be inconsistent with any provision of the applicable Indenture; provided such other provisions shall not adversely affect the interests of the Holders of Outstanding Debt Securities or Coupons, if any, of any series created thereunder prior to such modification in any material respect. (Section 11.01)

    With the written consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification voting separately, the Company and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the Holders of Debt Securities and Coupons, if any, under the applicable Indenture; provided, however, that no such modification may, without the consent of the Holder of each Outstanding Debt Security of each such series affected thereby (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the currency or currencies in which the principal of (and premium, if any) or interest on such Debt Security is denominated or payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or adversely affect the right of repayment or repurchase, if any, at the option of the Holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any Debt Security, or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date), or limit the obligation of the Company to maintain a paying agency outside the United States for payments on Bearer Securities, or adversely affect the right to convert any Subordinated Debt Security into shares of Common Stock as may be set forth in the Prospectus Supplement; (2) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such modification, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults or Events of Default thereunder and their consequences provided for in such Indenture;
(3) modify any of the provisions of the applicable Indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security of each series affected thereby; provided, however, that certain of such modifications may be made without the consent of any Holder of any Debt Security; or (4) in the case of the Subordinated Indenture, modify any of the provisions relating to the subordination of the Subordinated Debt Securities in a manner adverse to the Holders thereof. (Section 11.02)

    A modification that changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of Debt Securities and Coupons, if any, or that modifies the rights of the Holders of Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities and Coupons, if any, of any other series. (Section 11.02)

    In the case of the Subordinated Indenture, no modification may adversely affect the rights of any holder of Senior Indebtedness under the subordination provisions of the Subordinated Indenture without the consent of such holder. (Section 11.08 of the Subordinated Indenture)

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of any such series waive, by notice to the applicable Trustee and the Company, any past default or Event of Default under the applicable Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or in the payment of any sinking fund installment or analogous obligation with respect to the Debt Securities of such series, or (2) in respect of a covenant or provision hereof that pursuant to the second paragraph under "--Debt Securities-- Modification or Waiver" cannot be modified or amended without the consent of the Holder of each

Outstanding Debt Security of such series affected. Upon any such waiver, such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Debt Securities of such series under the applicable Indenture, but no such waiver will extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 5.13)

    The Company may omit in any particular instance to comply with certain covenants in the applicable Indenture (including, if so specified in the Prospectus Supplement, any covenant not set forth in the applicable Indenture but specified in the Prospectus Supplement to be applicable to the Debt Securities of any series issued thereunder, except as otherwise specified in the Prospectus Supplement, and including the covenants relating to the maintenance by the Company of its existence, rights and franchises), if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities of such series either waive such compliance in such instance or generally waive compliance with such provisions, but no such waiver may extend to or affect any term, provision or condition except to the extent expressly so waived, and, until such waiver becomes effective, the obligations of the Company and the duties of the applicable Trustee in respect of any such provision will remain in full force and effect. (Section 12.09)

    SUBORDINATION

    Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities (Sections 16.01 and 16.02 of the Subordinated Indenture), but the obligation of the Company to make payment of principal (and premium, if any) or interest on the Subordinated Debt Securities will not otherwise be affected. (Section 16.02 of the Subordinated Indenture) No payment on account of principal (or premium, if any), sinking funds or interest may be made on the Subordinated Debt Securities (including, without limitation, payment of any Coupons) unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on Senior Indebtedness has been made or duly provided for.
 (Section 16.03 of the Subordinated Indenture) In the event that, notwithstanding the foregoing, any payment by the Company described in the foregoing sentence is received by the Trustee under the Subordinated Indenture, any Paying Agent or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities. (Section 16.02 of the Subordinated Indenture)

    By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture. (Sections 4.02 and 15.02 of the Subordinated Indenture)

    If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

    DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The applicable Indenture with respect to the Debt Securities of any series may be discharged, subject to certain terms and conditions, when (1) either (A) all Debt Securities and the Coupons, if any, of such series have been delivered to the applicable Trustee for cancellation, or (B) all Debt Securities and the Coupons, if any, of such series not theretofore delivered to the applicable Trustee for cancellation (i) have become due and payable,
(ii) will become due and payable at their Stated Maturity within one year, or
(iii) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice by the applicable Trustee, and the Company, in the case of (i), (ii) or (iii) of subclause (B), has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust for such purpose an amount in the currency in which such Debt Securities are denominated sufficient to pay and discharge the entire indebtedness on such Debt Securities for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; PROVIDED, HOWEVER, in the event a petition for relief under the applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to the Company within 91 days after the deposit and the applicable Trustee is required to return the deposited money to the Company, the obligations of the Company under the applicable Indenture with respect to such Debt Securities will not be deemed terminated or discharged; (2) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent therein provided relating to the satisfaction and discharge of the applicable Indenture with respect to such series have been complied with; and (4) the Company has delivered to the applicable Trustee an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit and discharge will not cause the Holders of the Debt Securities of the series to recognize income, gain or loss for federal income tax purposes. (Section 4.01)

    If provision is made for the defeasance of Debt Securities of a series, and if the Debt Securities of such series are Registered Securities and denominated and payable only in U.S. dollars, then the provisions of each Indenture relating to defeasance shall be applicable except as otherwise specified in the Prospectus Supplement for Debt Securities of such series. Defeasance provisions, if any, for Debt Securities denominated in a foreign currency or currencies or for Bearer Securities may be specified in the Prospectus Supplement. (Section 15.01)

    At the Company's option, either (a) the Company shall be deemed to have been Discharged (as defined below) from its obligations with respect to Debt Securities of any series (including, in the case of Subordinated Debt Securities, the provisions described under "--Debt Securities--Subordination" herein) ("legal defeasance option") or (b) the Company shall cease to be under any obligation to comply with any obligation of the Company in the applicable Indenture including any restrictive covenants described in the accompanying Prospectus Supplement and any other covenants applicable to the Debt Securities that are subject to covenant defeasance (including, in the case of Subordinated Debt Securities, the provisions described under Subordination" herein) ("covenant defeasance option") at any time after the applicable conditions set forth below have been satisfied: (1) the Company shall have deposited or caused to be deposited irrevocably with the applicable Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series (i) money in an amount, or (ii) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (i) and (ii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of (and premium, if any) and interest on, the Outstanding Debt Securities of such series on the dates such installments of interest or principal and premium are due; (2) such deposit shall not cause the applicable Trustee with respect to the Debt Securities of that series to have a conflicting interest with respect to the Debt Securities of any series; (3) such deposit will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other agreement or instrument to which the Company is a party or by which it is bound; (4) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the applicable Trustee an opinion of counsel or a letter or other document from such exchange to the effect that the Company's exercise of its legal defeasance option or the covenant defeasance option, as the case may be, would not cause such Debt Securities to be delisted; (5) no Event of Default or event (including such deposit) that, with notice or lapse of time or both, would become an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under the provisions of the applicable Indenture relating to certain events of bankruptcy or insolvency or event that with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and (6) certain other opinions, officers' certificates and other documents specified in the applicable Indenture, including an opinion of counsel or a ruling of the Internal Revenue Service to the effect that such deposit, defeasance or Discharge will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under the provisions of the Indentures relating to certain events of bankruptcy or insolvency or event that with the giving of notice or lapse of time, or both, would become an Event of Default under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Debt Securities shall be reinstated in full. (Section 15.02)

    PAYMENT AND PAYING AGENTS

    If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such series an office or agency where Debt Securities of that series may be presented or surrendered for payment, where Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. (Section 12.03)

    If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain (A) in the Borough of Manhattan, The City and State of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption, where Subordinated Debt Securities of that series that are convertible may be surrendered for conversion, where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served and where Bearer Securities of that series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (B) subject to any laws or regulations applicable thereto, in a Place of Payment for that series that is located outside the United States, an office or agency where Debt Securities of that series and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on Debt Securities of that series, if so provided in such series; PROVIDED, HOWEVER, that if the Debt Securities of that series are listed on the London Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Debt Securities of that series in London or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange, and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption, where Subordinated Debt Securities of that series that are convertible may be surrendered for conversion and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. The Company will give prompt written notice to the applicable Trustee of the locations, and any change in the locations, of such offices or agencies. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the applicable Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the applicable Trustee, except that Bearer Securities of that series and the related coupons may be presented and surrendered for payment at the offices specified in the applicable Debt Security and the Company has appointed the applicable Trustee (or in the case of Bearer Securities may appoint such other agent as may be specified in the applicable Prospectus Supplement) as its agent to receive all presentations, surrenders, notices and demands. (Section 12.03)

    No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; PROVIDED, HOWEVER, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on Bearer Securities of such series, if specified in the applicable Prospectus Supplement, shall be made at the office of the applicable Trustee or the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the Company in accordance with the applicable Indenture is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 12.03)

    BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Notes may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Note"). Payments of principal of (and premium, if any) and interest on Debt Securities represented by a Global Note will be made by the Company to the applicable Trustee and then by such Trustee to the depositary.

    If specified in the applicable Prospectus Supplement, any Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), as depositary, or such other depositary as may be specified in the applicable Prospectus Supplement. In the event that DTC acts as depositary with respect to any Global Notes, the Company anticipates that such Global Notes will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Notes. Additional or differing terms of the depositary arrangements, if any, applicable to the Offered Debt Securities, will be described in the accompanying Prospectus Supplement.

    So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Debt Securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery or Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Note.

    If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Notes. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Notes and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Notes.
If Registered Securities of any series shall have been issued in the form of one or more Global Notes and if an Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the Company will issue individual Debt Securities in certificated form in exchange for the relevant Global Notes. (Section 3.04)

    The following is based on information furnished by DTC:

    DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the Banking Law of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book entry system for the Debt Securities is discontinued.

    To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depositary is not appointed, Debt Security certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Debt Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    Unless stated otherwise in the applicable Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Notes will be Direct Participants in DTC.

    None of the Company, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have the responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    CONVERSION OR EXCHANGE RIGHTS

    The terms and conditions, if any, upon which Subordinated Debt Securities being offered are convertible or exchangeable into another series of Debt Securities or shares of Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion or exchange price, the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the Holder or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversions or exchanges in the event of the redemption of such Subordinated Debt Securities.

    CONCERNING THE TRUSTEES

    The Company may from time to time maintain deposit accounts and conduct other banking transactions with ______________________or
_______________________ and their affiliated entities in the ordinary course of business.

    CERTAIN DEFINITIONS

    Set forth below is summary of certain defined terms used in the applicable Indenture. Reference is made to the applicable Indenture for the full definition of all such terms.

    "DISCHARGED" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series and to have satisfied all the obligations under the applicable Indenture relating to the Debt Securities of such series, except (i) the right of Holders of Debt Securities of such series to receive, from the trust fund described under "Discharge, Legal Defeasance and Covenant Defeasance" above, payment of the principal of (and premium, if any) and interest on such Debt Securities when such payments are due, (ii) the Company's obligations with respect to the Debt Securities of such series under the provisions relating to exchanges, transfers and replacement of Debt Securities, the maintenance of an office or agency of the Company and the defeasance trust fund, the provisions relating to compensation and reimbursement of the applicable Trustee and (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee thereunder. (Section 15.02)

    "INDEBTEDNESS" means (i) any liability of any Persons (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles, or (d) preferred or preference stock of a Subsidiary of the Company held by Persons other than the Company or a Subsidiary of the Company; (ii) any liability of others described in the preceding clause (i) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above. (Section 1.01)

    "SENIOR INDEBTEDNESS" means the principal of (and premium, if any) and unpaid interest on (i) Indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the Indebtedness evidenced by the Subordinated Debt Securities of any series), unless in the instrument creating or evidencing the same pursuant to which the same is outstanding it is provided that such Indebtedness is not senior or prior in right of payment to the Subordinated Debt Securities or is pari passu or subordinate by its terms in right of payment to the Subordinated Debt Securities and (ii) renewals, extensions and modifications of any such Indebtedness. (Section 1.01 of the Subordinated Indenture)

    "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof. (Section 1.01)

    "U.S. GOVERNMENT OBLIGATIONS" means securities that are (i) direct obligations of the United States for the timely payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled for supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clauses (i) or
(ii), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on (or principal of) any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.
(Section 15.02)

                               PLAN OF DISTRIBUTION

    The Company may offer and sell the Securities in one or more of the following ways: (i) through underwriters or dealers, (ii) through agents, or
(iii) directly to one or more purchasers. The Prospectus Supplement with respect to a particular offering of a series of Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the proceeds to the Company from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such Securities may be listed. Dealer trading may take place in certain of the Offered Securities, including Offered Securities not listed on any securities exchange.

    If underwriters are used in the offer and sale of Offered Securities, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    Offered Securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable to such agent will be set forth in or calculable from, the applicable Prospectus Settlement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of the Offered Securities not less than and, unless the Company otherwise agrees, the aggregate amount of the Offered Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which authorized Delayed Delivery Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of the Offered Securities will not be subject to any conditions except that (i) the purchase of the Offered Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject and (ii) any related sale of the Offered Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of the Offered Securities pursuant to Delayed Delivery Contracts accepted by the Company. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

    The Debt Securities and the Preferred Stock will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

    Any underwriter, dealer or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold, and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    Under agreements entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

    Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Unless otherwise specified in the applicable Prospectus Supplement, the validity of the Common Stock, the Preferred Stock and the Debt Securities offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Certain legal matters in connection with any offering of Securities involving any underwriters or dealers will be passed upon for such underwriters or dealers by counsel to be named in the appropriate Prospectus Supplement.


                                    EXPERTS

    The consolidated financial statements of FIRSTPLUS Financial Group, Inc. appearing in its Annual Report (Form 10-K) for the year ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
DOCUMENTS INCORPORATED BY REFERENCE........................................   2
THE COMPANY................................................................   3
RATIOS OF EARNINGS.........................................................   4
USE OF PROCEEDS............................................................   4
DESCRIPTION OF SECURITIES..................................................   5
PLAN OF DISTRIBUTION.......................................................  20
LEGAL MATTERS..............................................................  22
EXPERTS....................................................................  22




                                 $400,000,000




                             ---------------------
                                  PROSPECTUS
                             ---------------------





                               NOVEMBER __, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the offering all of which will be borne by the Registrant are as follows (all amounts are estimates except for the SEC Registration fee):

         SEC Registration Fee..................................  $ 121,213
         Nasdaq National Market Filing Fee.....................       *
         Printing and Engraving Fees and Expenses..............       *
         Legal Fees and Expenses...............................       *
         Accounting Fees and Expenses..........................       *
         Blue Sky Fees and Expenses............................       *
         Indenture Trustees Expenses...........................       *
         Rating Agency Fees and Expenses.......................       *
         Transfer Agent and Registrar Fees.....................       *
         Miscellaneous.........................................       *
              Total............................................  $    *

---------
* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) The Articles of Incorporation of the Registrant, together with its bylaws, provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

    (b) The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Nevada. Under the Registrant's Articles of Incorporation, and as permitted by the laws of the State of Nevada, a director or officer is not liable to the Registrant or its stockholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of any unlawful distribution.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits:

         1.1* Form of Underwriting Agreement for Debt Securities

         1.2* Form of Underwriting Agreement for Preferred Stock

         1.3* Form of Underwriting Agreement for Common Stock

         4.1* Senior Indenture

         4.2* Form of Senior Note

         4.3* Subordinated Indenture

         4.4* Form of Subordinated Note

         4.5* Form of Articles of Amendment for Preferred Stock

         5.1*  Opinion of Jenkens & Gilchrist, a Professional Corporation

         23.1  Consent of Ernst & Young LLP, Independent Auditors

         23.2* Consent of Jenkens & Gilchrist, a Professional Corporation
               (included in the opinion contained as Exhibit 5.1)

         24.1 Power of Attorney (included on the signature page of the Registration Statement)

         25.1* Statement of Eligibility of Senior Trustee on Form T-1

         25.2* Statement of Eligibility of Subordinated Trustee on Form T-1

-----------------
     * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the Offered Securities.

    (b)  Financial Statement Schedules:

         Not Applicable.


ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in the City of Dallas, and the State of Texas, the 24th day of November 1997.

                                  FIRSTPLUS Financial Group, Inc.
                                  (Registrant)


                                  By:  /s/ Daniel T. Phillips
                                       -----------------------------------------
                                       Daniel T. Phillips, Chairman of the Board
                                       and Chief Executive Officer


                               POWER OF ATTORNEY

    Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Daniel T. Phillips, Eric C. Green and Ronald M Bendalin, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power and substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                      Title                       Date
        ---------                      -----                       ----

/s/ Daniel T. Phillips       Chairman of the Board and         November 24, 1997
-------------------------      Chief Executive Officer
    Daniel T. Phillips         (Principal Executive Officer)

/s/ Eric C. Green            President and Director            November 24, 1997
-------------------------
       Eric C. Green

/s/ William P. Benac         Chief Financial Officer           November 24, 1997
-------------------------      (Principal Financial and
     William P. Benac           Accounting Officer)

/s/ John Fitzgerald          Director                          November 24, 1997
-------------------------
     John Fitzgerald

/s/ Dan Jessee               Director                          November 24, 1997
-------------------------
        Dan Jessee

/s/ Paul Nussbaum            Director                          November 24, 1997
-------------------------
       Paul Nussbaum

/s/ Paul Seegers             Director                          November 24, 1997
-------------------------
      Paul Seegers

/s/ Sheldon I. Stein         Director                          November 24, 1997
-------------------------
    Sheldon I. Stein